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                                                                    Exhibit 99.1

                   WSI INDUSTRIES ANNOUNCES PLANT ACQUISITION

Minneapolis, MN -- May 3, 2004 -- WSI Industries, Inc. (Nasdaq: WSCI) announced today that it closed on the purchase of an existing 49,000 square foot facility located in Monticello, MN. The purchase price was $1.9 million and was paid for by a combination of cash and debt. WSI currently operates out of a leased 28,000 square foot facility located in Osseo, MN. Plans call for relocation to the Monticello facility over the next 6 months.

Michael J. Pudil, president and chief executive officer, commented: "We are pleased with the acquisition of the facility and the assistance and cooperation provided by the City of Monticello. A driving factor in our decision to relocate was the growing level of business from the Company's recreational vehicle market that includes ATV's and motorcycles. In addition, we are continuing to see improvement in our other key markets of avionics and defense." Pudil went on to say: "The building is a modern facility that was designed and built specifically for contract machining. The increase in size will accommodate our current customer requirements and meet our projected growth opportunities."

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.

                                      # # #

For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-428-4308

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.